SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2015

USMD Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35639	27-2866866
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6333 North State Highway 161, Suite 200

Irving, Texas 75038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 493-4000

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On September 18, 2015, USMD Holdings, Inc. (the “Company”) received a $15,000,000 advance (the Advance”) from the loan proceeds from a refinancing (the “JPM Loan”) of USMD Hospital at Arlington, LP (“Arlington Hospital”), an acute care hospital in which the Company holds partnership interests indirectly through its wholly-owned subsidiary, Mat-Rx Development, L.L.C. (“Mat-Rx”). The information contained in Item 2.03 below is incorporated by reference into this Item 1.01.

On September 18, 2015 and in connection with the Advance, Mat-Rx entered into an amended and restated guaranty (the “Guaranty”) for the benefit of JPMorgan Chase Bank, N.A., as administrative agent for the lenders. Under the Guaranty, Mat-Rx has agreed to guarantee approximately 45.4% of the debt of Arlington Hospital arising under the credit agreement between Arlington Hospital and JPMorgan Chase Bank, N.A. and the other lenders. The Guaranty is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Also on September 18, 2015, the Company entered into Amendment No. 10 to Credit Agreement (the “Amendment”) with Southwest Bank, as administrative agent for the lenders, to amend that certain Credit Agreement dated August 31, 2012 (as previously amended, the “Credit Agreement”) by and among the Company, certain other borrowers and the lenders. The amendment approves the JPM loan and modifies certain definitions, as needed, to reflect the JPM loan or to include or exclude the debt and debt services associated with such loan from the definitions relating to fixed charges, and the senior leverage ratio.

In addition, the Amendment

•	requires the Company to meet a senior leverage ratio of 1:1 in order to borrow funds under the revolving credit facility and to pay down the borrowings under the revolving credit facility in the event its senior leverage ratio exceeds 1:1;
•	requires the Company to fully cash collateralize its Tranche A Term Loan (principal balance of $6.75 million at June 30, 2015) on or before September 25, 2015;
•	permits capital expenditures of up to $6,000,000 per fiscal year;
•	permits Mat-Rx Development, L.L.C. (“Mat-Rx”), a wholly-owned subsidiary of the Company and a co-borrower under the Credit Agreement, to provide the Guaranty described above;
•	prohibits Mat-Rx from making certain special contributions that may be required under the partnership agreement of Arlington Hospital if an event of default has occurred or would occur as a result of such contribution;
•	permits Mat-Rx to transfer its limited partnership interest in Arlington Hospital if its interest are not reduced by more than 22.50%;
•	prohibits the Company or Mat-Rx from approving any amendment to the organizational documents of Arlington Hospital that would be adverse to the lenders;

Under the Credit Agreement as revised by the Amendment, the fixed charge coverage ratio will not be tested in any fiscal quarter after September 30, 2016, and the senior leverage ratio will not be tested in any fiscal quarter after September 30, 2015, if the Tranche A Term Loan is fully cash collateralized and there are no borrowings under the revolving credit facility.

The foregoing description of the Amendment is qualified in its entirety by reference to the text of the Amendment, which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 18, 2015, the Company received a $15,000,000 Advance (the Advance”) as described in Item 1.01 of this Report. The Advance represents an advance of future distributions to Mat-Rx that are contemplated under the Arlington Hospital partnership agreement. As consideration for receiving the Advance, Mat-Rx has agreed to pay fees to the other limited partners of Arlington Hospital (“Required Fees”) equal to 6% per annum of the limited partners’ prorated share of the outstanding balance of Arlington Hospital’s Tranche B Loan to JPMorgan Chase Bank, N.A. in the original principal amount of $15,000,000. Arlington Hospital is authorized to withhold from future distributions otherwise distributable to Mat-Rx an amount sufficient to make the quarterly principal and interest payments on its Tranche B Term Loan owed to JPMorgan Chase Bank, N.A. and to pay the Required Fees. If distributions to Mat-Rx withheld by the Partnership for any quarter are insufficient to make the next quarterly principal and interest payments on the Tranche B Term Loan and to pay the Required Fees for such quarter, Mat-Rx will be required to make a special contribution to Arlington Hospital in the amount necessary to make such payments.

On September 18, 2015 and in connection with the Advance, Mat-Rx entered into the Guaranty described in Item 1.01 above.

Item 9.01 Exhibits

(d)	Exhibits

10.1	Amended and Restated Guaranty Agreement of Mat-Rx Development, L.L.C. dated September 18, 2015 for the benefit of JPMorgan Chase Bank, N.A., as administrative agent for the lenders

10.2	Amendment No. 10 to Credit Agreement dated September 18, 2015 by and among USMD Holdings, Inc., certain other borrowers, and Southwest Bank, as lender and administrative agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USMD HOLDINGS, INC.

Date: September 24, 2015	By:	/s/ Chris Carr
Chris Carr
General Counsel and Secretary